Exhibit 99.1

Consolidated Communications Adds Marissa Solis to Board of Directors

Mattoon, Ill. – Jan. 24, 2022 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced the addition of Marissa Solis, an experienced consumer brand and marketing strategist, to its Board of Directors, effective Jan. 24, 2022.

Solis has 25 years of experience building magnetic brands in the U.S. and Latin American markets. She is currently the senior vice president of global brand and consumer marketing at the National Football League. She began her career at Procter & Gamble in Latin America and subsequently held leadership roles at Deloitte Consulting and Pepsico, where she spent 18 years marketing an $18 billion food and beverage portfolio across channels and media. In 2021, Marissa was recognized by Ad Age as one of the Most Powerful Women in Sports.

She has also been recognized by She Runs It with a “TrailBlazer” award for launching a product line that surpassed $100 million in its first year and she has led work that has won numerous marketing and advertising awards including several Reggies, ANA Multicultural Awards, Cannes Lions, and a Clio.

“Marissa’s extensive experience in marketing management, omnichannel and digital engagement, brand strategy and strategic partnerships will be a tremendous asset to our Board of Directors,” said Bob Currey, chairman of the Consolidated Communications Board of Directors.

“With Consolidated’s fiber growth plan and transformation well underway, it’s an exciting time to join the Board,” Solis commented. “I’m thrilled to be part of this experienced team and help with the Company’s return to growth and strong connection with consumers.”

Solis holds her master’s degree in public administration and public affairs from the University of Texas at Austin and her bachelor’s degree in international economics from Georgetown University. She resides in McKinney, Texas and serves on several non-profit boards including the Melville Family Foundation and Make-A-Wish® Foundation of North Texas.

The Consolidated Board now consists of eight directors: Bob Currey, chairman, Bob Udell, president and CEO of Consolidated, Andrew Frey, David Fuller, Thomas Gerke, Roger Moore, Maribeth Rahe and Marissa Solis.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is dedicated to moving people, businesses and communities forward by delivering the latest reliable communications solutions. Consumers, businesses and wireless and wireline carriers depend on Consolidated for a wide range of high-speed internet, data, phone, security, cloud and wholesale carrier solutions. With a network spanning nearly 50,000 fiber route miles, Consolidated is a top 10 U.S. fiber provider, turning technology into solutions that are backed by exceptional customer support. Learn more at consolidated.com.

Contact:

Jennifer Spaude, Consolidated Communications

Phone: 507-386-3765
jennifer.spaude@consolidated.com